Exhibit 3.316

PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “TOMBALL TEXAS HOSPITAL COMPANY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-EIGHTH DAY OF JULY, A.D. 2011, AT 4:40 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “TOMBALL TEXAS HOSPITAL COMPANY, LLC”.

/s/ Jeffrey W. Bullock
5017131 8100H	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9122013
111144605	DATE: 10-28-11
You may verify this certificate online at corp. delaware. gov/authver. shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:04 PM 07/28/2011 FILED 04:40 PM 07/28/2011 SRV 110869440 – 5017131 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Tomball Texas Hospital Company, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County).

The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Tomball Texas Hospital Company, LLC this 28th day of July , 2011.

BY:	/s/ Kristie Putman
Authorized Person(s)

NAME:	Kristie Putman, Organizer
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